                                                                     Exhibit 8.1


                                       , 1998
                             ----------



Cabot Industrial Trust
Two Center Plaza, Suite 200
Boston, Massachusetts 02108


     Re:  Partnership Classification; Status
          as a Real Estate Investment Trust ("REIT");
          Information in the Prospectus under
          "FEDERAL INCOME TAX CONSEQUENCES"
          --------------------------------------------

Dear Sir or Madam:

     In connection with the offering of Common Shares/1/ in Cabot Industrial Trust, a Maryland real estate investment trust (the "Company"), pursuant to the Registration Statement on Form S-11 (File No. 333-38383), filed with the Securities Exchange Commission on November 26, 1997, as amended (the "Registration Statement"), you have requested our opinions concerning (i) the treatment of the Operating Partnership as a partnership for Federal income tax purposes, and not as an association taxable as a corporation; (ii) the qualification and taxation for Federal income tax purposes of the Company as a REIT; and (iii) the information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES."

     In connection with such offering, as counsel to the Company, we assisted in the preparation of the Amended and Restated Partnership Agreement of Cabot Industrial Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), as well as in the preparation of the Prospectus and in the formation of the Company and the Management Company. In formulating our opinions, we have reviewed and relied upon the partnership agreement, the Declaration of Trust of the Company, the Articles and By-Laws of the Management Company, the Contribution Agreement

------------------------
/1/ Unless otherwise specifically defined herein, all capitalized terms have respective the meanings assigned to them in the Prospectus (the "Prospectus") as contained in the Registration Statement.

Cabot Industrial Trust
__________, 1998
Page 2

entered into with respect to the Formation Transactions, and the Prospectus (collectively, the "Organizational Documents").

     In addition, we have relied upon the Company's certificate (the "Officer's Certificate"), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company, the Operating Partnership, and the Management Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Officer's Certificate or in the Organizational Documents. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

     In rendering these opinions, we have assumed that the Formation Transactions will be consummated in accordance with the operative Organizational Documents. In addition, our opinions are based on the correctness of the following specific assumptions: (i) the Company, the Operating Partnership, and the Management Company will each be operated in the manner described in the applicable partnership agreement or other Organizational Documents and in the Prospectus, and all terms and provisions of such agreements and documents will be complied with by all parties thereto; and (ii) each partner in the Operating Partnership has been motivated in acquiring its partnership interest by its anticipation of economic rewards apart from tax considerations.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Operating Partnership will be treated, for Federal income tax purposes, as a partnership, and not as an association taxable as a corporation.

     2. Beginning with the Company's taxable year ending December 31, 1998, and assuming that the actions contemplated in the Prospectus are completed in a timely fashion, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation, as described in the Prospectus and as represented in the Officer's Certificate, will enable it to satisfy the requirements for qualifications as a REIT.

Cabot Industrial Trust
___________, 1998
Page 3

        3. The information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES," to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.

        Our Opinion is based on the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Operating Partnership, the Company or to any investment therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus filed as a part of the Registration Statement.

                                       Very truly yours,


                                       MAYER, BROWN & PLATT